Strategic Environmental & Energy Resources, Inc. 10-K

Exhibit 99.1 Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Strategic Environmental & Energy Resources, Inc.

We have audited the accompanying consolidated balance sheets of Strategic Environmental & Energy Resources, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Strategic Environmental & Energy Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Strategic Environmental & Energy Resources, Inc. as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and has a net working capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

April 14, 2016

F-1

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
Current assets:	2015	2014

Cash	$257,100	$443,000
Accounts receivable, net of allowance for doubtful accounts of $246,500 and $263,600, respectively	1,298,900	3,017,800
Costs and estimated earnings in excess billings on uncompleted contracts	204,000	61,100
Prepaid expenses and other current assets	534,000	202,500
Total current assets	2,294,000	3,724,400

Property and equipment, net	4,331,300	4,848,800
Intangible assets, net	786,600	371,400
Other assets	37,500	52,500
TOTAL ASSETS	$7,449,400	$8,997,100

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,382,200	$1,675,900
Accrued liabilities	889,500	925,700
Billings in excess of costs and estimated earnings on uncompleted contracts	587,900	308,500
Deferred revenue	133,900	68,400
Payroll taxes payable	970,500	947,700
Customer deposits	330,000	380,000
Current portion of notes payable and capital lease obligations	660,100	363,000
Notes payable - related parties, including accrued interest	31,800	73,800
Total current liabilities	4,985,900	4,743,000

Deferred revenue, non-current	337,200	388,200
Notes payable and capital lease obligations, net of current portion	1,161,400	60,900
Total liabilities	6,484,500	5,192,100

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued
Common stock; $.001 par value; 70,000,000 shares authorized; 52,375,079 and 51,726,316 shares issued and outstanding 2015 and 2014, respectively	52,400	51,700
Common stock subscribed	50,000	50,000
Additional paid-in capital	17,690,900	17,108,100
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(15,387,100)	(12,499,800)
Total stockholders’ equity	2,381,200	4,685,000
Non-controlling interest	(1,416,300)	(880,000)
Total equity	964,900	3,805,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,449,400	$8,997,100

The accompanying notes are an integral part of these consolidated financial statements.

F-2

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

 CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
Revenue:	2015	2014

Products	$3,233,900	$4,302,500
Services	8,346,300	12,886,400
Solid waste disposal	1,064,700	109,000
Total revenue	12,644,900	17,297,900

Operating expenses:
Products costs	2,381,300	3,155,500
Services costs	6,600,900	8,463,100
Solid waste disposal costs	1,411,200	397,500
General and administrative expenses	3,034,800	3,292,500
Salaries and related expenses	2,601,200	2,676,700
Total operating expenses	16,029,400	17,985,300

Loss from operations	(3,384,500)	(687,400)

Other income (expense):
Interest expense	(93,300)	(77,800)
Gain on debt settlements	50,100	24,400
Other	(2,300)	14,800
Total non-operating expense, net	(45,500)	(38,600)

Net loss before earnings from equity method joint ventures	(3,430,000)	(726,000)

Income from equity method joint ventures	6,400	—

Net Loss	(3,423,600)	(726,000)
Less: Net loss attributable to non-controlling interest	(536,300)	(441,400)

Net loss attributable to SEER common stockholders	$(2,887,300)	$(284,600)

Net loss per share, basic and diluted	$(.05)	$(.01)

Weighted average shares outstanding – basic and diluted	52,320,762	50,826,800

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Common Stock	Stock Subscription	Accumulated	Non-controlling	Total
	Shares	Amount	Shares	Amount	Capital	Subscribed	Receivable	Deficit	Interest	Equity

Balances, January 1, 2014	—	—	47,912,000	$47,900	$14,597,700	$50,000	$(50,000)	$(12,215,200)	$(438,600)	$1,991,800
Sale of common stock and warrants, net of fees			2,641,500	2,600	1,517,200					1,519,800
Issuance of common stock upon exercise of Options			472,800	500	(500)					—
Issuance of common stock for services			700,000	700	733,300					734,000
Issuance of warrant for services					90,700					90,700
Payment of stock subscription							25,000			25,000
Stock-based compensation					169,700					169,700
Net loss								(284,600)	(441,400)	(726,000)
Balance December 31, 2014	—	—	51,726,300	$51,700	$17,108,100	$50,000	$(25,000)	$(12,499,800)	$(880,000)	$3,805,000
Issuance of common stock upon cashless exercise of warrants			120,900	100	(100)
Conversion of notes payable to common stock			514,800	500	256,900					257,400
Issuance of common stock upon cashless exercise of options			13,100	100	(100)					—
Discount from warrants issued with convertible debt					18,300					18,300
Stock-based compensation - options					117,200					117,200
Stock-based compensation - warrants					190,600					190,600
Net loss								(2,887,300)	(536,300)	(3,423,600)
Balance December 31, 2015	—	—	52,375,100	$52,400	$17,690,900	$50,000	$(25,000)	$(15,387,100)	$(1,416,300)	$964,900

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from operating activities:	2015	2014

Net loss	$(3,423,600)	$(726,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	(17,100)	187,600
Depreciation and amortization	715,400	494,600
Stock-based compensation expense	307,800	994,400
Gain on extinguishment of debt	(45,400)	(24,400)
Amortization of debt discount	1,700	—
Changes in operating assets and liabilities:
Accounts receivable	1,736,000	(2,035,400)
Costs in Excess of billings on uncompleted contracts	(142,900)	17,400
Sale of CoronaLux™ units	780,500	—
Prepaid expenses and other assets	(42,600)	57,200
Accounts payable	(248,300)	169,100
Accrued liabilities	(3,800)	25,900
Billings in excess of revenue on uncompleted contracts	279,400	138,200
Deferred revenue	(35,500)	456,600
Customer deposits	—	262,000
Payroll taxes payable	22,800	(23,700)
Net cash (used in) operating activities	(115,600)	(6,500)

Cash flows from investing activities:
Purchase of property and equipment	(455,000)	(3,405,800)
Purchase of intangible assets	(399,200)	(79,900)
Net cash used in investing activities	(854,200)	(3,485,700)

Cash flows from financing activities:
Proceeds from collection of stock subscription receivable	—	25,000
Principal payments of notes and capital lease obligations	(424,100)	(215,600)
Payments of related party notes payable and accrued interest	(42,000)	(63,100)
Proceeds from issuance of convertible debt	1,250,000	—
Proceeds from the sale of common stock and warrants, net of expenses	—	1,519,800
Net cash provided by financing activities	783,900	1,266,100

Net increase (decrease) in cash	(185,900)	(2,226,100)
Cash at the beginning of year	443,000	2,669,100
Cash at the end of year	$257,100	$443,000
Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	—
Cash paid for interest	$44,100	$75,800

Supplemental disclosure of noncash financing and investing activities:

Purchase of assets under capital leases	$214,400	$86,700
Purchase of assets under notes payable	$325,000	—
Financing of insurance premiums	$273,900	—
Conversion of debt and accrued interest to equity	$257,400	—
Discount on convertible debt	$18,300	—

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization and Going Concern

Strategic Environmental & Energy Resources, Inc. (“SEER,” “we,” or the “Company”), a Nevada corporation, is a provider of next-generation clean-technologies, waste management innovations and related services. SEER has four wholly-owned operating subsidiaries and two majority-owned subsidiaries; all of which together provide technology solutions and services to companies primarily in the oil and gas, refining, landfill, food, beverage & agriculture and renewable fuel industries. The four wholly-owned subsidiaries include: 1) REGS, LLC (d/b/a Resource Environmental Group Services (“REGS”)) provides industrial and proprietary cleaning services to refineries, oil fields and other private and governmental entities; 2) Tactical Cleaning Company, LLC (“Tactical”), provides proprietary cleaning services related to railcar tankers, tank trucks and frac tanks to customers from its sites in Colorado and Kansas; 3) MV, LLC (d/b/a MV Technologies) (“MV”), designs and builds biogas conditioning solutions for the production of renewable natural gas, odor control systems and natural gas vapor capture primarily for landfill operations, waste-water treatment facilities, oil and gas fields, refineries, municipalities and food, beverage & agriculture operations throughout the U.S.; 4) Strategic Environmental Materials, LLC,(“SEM”), a materials technology company focused on development of cost-effective chemical absorbents.

The two majority-owned subsidiaries include; 1) Paragon Waste Solutions, LLC (“PWS”) and 2) ReaCH4Biogas (“Reach”). PWS is currently owned 54% by SEER (see Note 7) and Reach is owned 85% by SEER.

PWS is developing specific opportunities to deploy and commercialize patented technologies for a non-thermal plasma-assisted oxidation process that makes possible the clean and efficient destruction of solid hazardous chemical and biological waste (i.e., regulated medical waste, chemicals, pharmaceuticals and refinery tank waste, etc.) without landfilling or traditional incineration and without harmful emissions. Additionally, PWS’ technology “cleans” and conditions emissions and gaseous waste streams (i.e., volatile organic compounds and other greenhouse gases) generated from diverse sources such as refineries, oil fields, and many others.

Reach (the trade name for BeneFuels, LLC), is currently owned 85% by SEER and focuses specifically on treating biogas for conversion to pipeline quality gas and/or compressed natural gas (“CNG”) for fleet vehicle fuel. Reach had minimal operations for the year ended December 31, 2015 and 2014.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly-owned subsidiaries, REGS, TCC, MV and SEM and its majority-owned subsidiaries PWS and Reach, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The Company has non-controlling interest in joint ventures, which are reported on the equity method.

Going Concern

As shown in the accompanying consolidated financial statements, the Company has experienced recurring losses, and has accumulated a deficit of approximately $15.3 million as of December 31, 2015, and $12.5 million as of December 31, 2014. For the years ended December 31, 2015, and 2014, we incurred net losses before adjustment for losses attributable to non-controlling interest of approximately $3.5 million and $726,000, respectively. The Company had a working capital deficit of approximately $2.7 million at December 31, 2015, an increase of $1.7 million in the working capital deficit of $1 million at December 31, 2014. Subsequent to year end REGS, a wholly owned subsidiary, was notified that effective April 1, 2016 it would no longer be providing routine maintenance services to its largest customer but would still be eligible to provide other industrial cleaning services. The projected loss of revenue from this customer is estimated to be between $2.5 and $3 million annually. These factors raise substantial doubt about the ability of the Company to continue to operate as a going concern.

F-6

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION, continued

Going Concern, continued

Realization of a major portion of our assets as of December 31, 2015, is dependent upon our continued operations. The Company is dependent on generating additional revenue or obtaining adequate capital to fund operating losses until it becomes profitable. The Company is in the process of opening an additional rail car cleaning facility in the Midwest (Illinois) that is projected to offset some of the lost service revenue previously derived from the oil refinery sector. For the year ended December 31, 2015 we raised $1.25 million in convertible debt financing and subsequent to year end we raised $325,000 from the sale of common stock. In addition, we have undertaken a number of specific steps to continue to operate as a going concern. We continue to focus on developing organic growth in our operating companies and improving gross and net margins through increased attention to pricing, aggressive cost management and overhead reductions. Critical to achieving profitability will be our ability to license and or sell, permit and operate though our joint ventures and licensees our CoronaLux™ waste destruction units. We have increased our business development efforts to address opportunities identified in expanding markets attributable to increased interest in energy conservation and emission control regulations. In addition, the Company is evaluating various forms of financing which may be available to it. There can be no assurance that the Company will secure additional financing for working capital, increase revenues and achieve the desired result of net income and positive cash flow from operations in future years. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to report on a going concern basis.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain reclassifications have been made in the 2014 consolidated financial statements to conform to the 2015 presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the cash flows used in the impairment testing of definite lived tangible and intangible assets; valuation allowances and reserves for receivables; revenue recognition related to contracts accounted for under the percentage of completion method; and share-based compensation. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Periodically, we maintain deposits in financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2015 and 2014, we did not hold any assets that would be deemed to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts. The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment. Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $246,500 and $263,600 had been reserved as of December 31, 2015 and 2014, respectively.

F-7

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

We are exposed to credit risk in the normal course of business, primarily related to accounts receivable. Our customers operate primarily in the oil production and refining, rail transport, biogas generating landfill and wastewater treatment industries in the United States. Accordingly, we are affected by the economic conditions in these industries as well as general economic conditions in the United States. To limit credit risk, management periodically reviews and evaluates the financial condition of its customers and maintains an allowance for doubtful accounts. As of December 31, 2015, we do not believe that we have significant credit risk.

As of December 31, 2015 and 2014, we had one customer who comprised 32% and 42% of our accounts receivable, respectively.

For the year ended December 31, 2015 and 2014, we had one customer with sales that were 35% and 53%, of total revenues for the year ended December 31, 2015 and 2014, respectively. The loss of this customer, or a material reduction in revenue from this customer would have a material adverse effect on our business, our results of operations and our working capital. Subsequent to year end we were notified by our significant customer that effective April 1, 2016 we would no longer be providing routine maintenance services but still would be eligible to bid on other industrial cleaning services. The projected reduction of revenue from this customer is estimated to be between $2.5 and $3 million annually.

Inventories

Inventories are stated at the lower of cost, or market and maintained on a first in, first out basis.

Vendor Concentration

The Company does not have any purchases from any one vendor comprising more that 10% of total purchases for 2015 and 2014 except for purchases of its CoronaLux™ units which are manufactured by a third party. Substantially all of PWS fixed assets additions in 2014 of $2.6 million were from this third party manufacturer. The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which the Company may purchase the manufactured CoronaLux™ units.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities. We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity. We believe the amounts due to related parties also approximate their fair value, as their carried interest rates are consistent with those of our notes payable with third parties.

Fair Value

As defined in authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

F-8

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for replacements, renewals and betterments are capitalized. Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets. Assets are depreciated starting at the time they are placed into service. A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable. We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that intangibles were not impaired at December 31, 2015 and 2014.

Impairment of Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Further testing of specific assets or grouping of assets is required when undiscounted future cash flows associated with the assets is less than their carrying amounts. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. No impairment was necessary as of December 31, 2015 and 2014.

Revenue Recognition

We recognize revenue related to contract projects and services when all of the following criteria are met: (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Our revenue is primarily comprised of services related to industrial cleaning and railcar cleaning, which we recognize as services are rendered.

F-9

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue Recognition, continued

Product revenue generated from projects, which include the manufacturing of products, for removal and treatment of hazardous vapor and gasses is accounted for under the percentage-of-completion method for projects with durations in excess of three months and the completed-contract method for all other projects. Total estimated revenue includes all of the following: (1) the basic contract price, (2) contract options, and (3) change orders. Once contract performance is underway, we may experience changes in conditions, client requirements, specifications, designs, materials and expectations regarding the period of performance. Such changes are “change orders” and may be initiated by us or by our clients. In many cases, agreement with the client as to the terms of change orders is reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Revenue related to change orders is recognized as costs are incurred if it is probable that costs will be recovered by changing the contract price. The Company does not incur pre-contract costs. Under the percentage-of-completion method, we recognize revenue primarily based on the ratio of costs incurred to date to total estimated contract costs. Provisions for estimated losses on uncompleted contracts are recorded in the period in which the losses are identified and included as additional loss. Provisions for estimated losses on contracts are shown separately as liabilities on the balance sheet, if significant, except in circumstances in which related costs are accumulated on the balance sheet, in which case the provisions are deducted from the accumulated costs. A provision as a liability is reported as a current liability.

For contracts accounted for under the percentage-of-completion method, we include in current assets and current liabilities amounts related to construction contracts realizable and payable. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date, and are recognized as a current asset. Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date, and are recognized as a current liability.

The Company’s revenues from waste destruction licensing agreements are recognized as a single accounting unit over the term of the license. In accordance with Accounting Standards Codification (“ASC”) 605, for revenues which contain multiple deliverables, the Company separates the deliverables into separate accounting units if they meet the following criteria: (i) the delivered items have a stand-alone value to the customer; (ii) the fair value of any undelivered items can be reliably determined; and (iii) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit. Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily ASC 605.

The Company has five-year agreements with three companies in which the Company amortizes various fees on a straight-line basis over the initial five-year term of the agreement.

Stock-based Compensation

We account for stock-based awards at fair value on the date of grant, and recognize compensation over the service-period that they are expected to vest. We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model. The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods. The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for as a cumulative adjustment to compensation expenses and recorded in the period that estimates are revised.

F-10

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Research and Development

Research and development (“R&D”) costs are charged to expense as incurred and are included in selling, general and administrative costs in the accompanying consolidated statement of operations. R&D expenses consist primarily of salaries, project materials, contract labor and other costs associated with ongoing product development and enhancement efforts. R&D expenses were $491,200 and $277,000 for the years ended December 31, 2015 and 2014, respectively.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2015 and 2014 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2015 and 2014. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2014. The tax periods for the years ending December 31, 2008 through 2014 are open to examination by federal and state authorities.

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all new or revised ASU’s.

New Accounting Pronouncements Implemented

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance creating Accounting Standards Codification (“ASC”) Section 606, “Revenue from Contracts with Customers”. The new section will replace Section 605, “Revenue Recognition” and creates modifications to various other revenue accounting standards for specialized transactions and industries. The section is intended to conform revenue accounting principles with a concurrently issued International Financial Reporting Standards with previously differing treatment between United States practice and those of much of the rest of the world, as well as, to enhance disclosures related to disaggregated revenue information. The updated guidance was effective for annual reporting periods beginning on or after December 15, 2016, and interim periods within those annual periods. On July 9, 2015, the FASB approved a one year delay of the effective date. The Company will now adopt the new provisions of this accounting standard at the beginning of fiscal year 2018, unless it choose to early adopt in 2017. The Company will further study the implications of this statement in order to evaluate the expected impact on the consolidated financial statements.

F-11

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

New Accounting Pronouncements Implemented, continued

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period,” (“ASU 2014-12”). Current U.S. GAAP does not contain explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting or as a nonvesting condition that affects the grant-date fair value of an award. The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The updated guidance will be effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early adoption is permitted. The Company is in the process of evaluating this guidance; however, it is not expected to have a material effect on the consolidated financial statements upon adoption.

In April 2015, the FASB issued ASU 2015-03, ”Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for the first interim period for fiscal years beginning after December 15, 2015. The adoption of this ASU will not have any impact on the Company’s consolidated financial position, liquidity, or results of operations.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” Under this ASU, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted and should be applied prospectively. Management is evaluating the provisions of this statement, including which period to adopt, and has not determined what impact the adoption of ASU 2015-11 will have on the Company’s financial position or results of operations.

In September 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments”. The new guidance eliminates the requirement to retrospectively account for adjustments to provisional amounts recognized in a business combination. Under the ASU, the adjustments to the provisional amounts will be recognized in the reporting period in which the adjustment amounts are determined. The updated guidance will be effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. Early adoption is permitted, and the ASU should be applied prospectively. The Company is in process of evaluating this guidance.

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No.2015-17, “Balance Sheet Classification of Deferred Taxes”. The new guidance eliminates the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. The amendments will require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The updated guidance will be effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. Early adoption is permitted, and the amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company is in the process of evaluating this guidance.

F-12

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	December 31,
	2015	2014

Field and shop equipment	$2,188,500	$1,690,900
Vehicles	750,800	672,300
Waste destruction equipment, placed in service	1,276,600	1,145,600
Waste destruction equipment, not placed in service	1,521,100	2,325,900
Furniture and office equipment	321,400	291,300
Leasehold improvements	65,400	65,400
Building and improvements	18,600	—
Land	162,900	—
	6,305,300	6,191,400
Less: accumulated depreciation and amortization	(1,974,000)	(1,342,600)
Property and equipment, net	$4,331,300	$4,848,800

Depreciation expense for the years ended December 31, 2015 and 2014 was $632,100 and $406,600, respectively. For the year ended December 31, 2015 depreciation expense included in cost of goods sold and selling, general and administrative expenses was $528,800 and $103,300, respectively. For the year ended December 31, 2014 depreciation expense included in cost of goods sold and selling, general and administrative expenses was $363,600 and $43,000, respectively.

Depreciation expense on leased CoronaLux™ units included in accumulated depreciation and amortization above is $113,600 and $48,400 for the years ended December 31, 2015 and 2014, respectively.

Property and equipment includes the following amounts for leases that have been capitalized at December 31:

	2015	2014

Field and shop equipment	$462,700	$229,400
Less: accumulated amortization	(127,800)	(36,800)
	$334,900	$192,600

In October 2015, the Company acquired certain assets related to materials technology for cost-effective chemical absorbents. The purchase price of the assets was $700,000 and was allocated to the fair market value of the assets acquired. The purchase price of $700,000 consisted of $375,000 in cash and $325,000 in notes payable (see Note10). The allocation of the $700,000 purchase price was as follows:

Current assets	$18,000
Fixed assets	254,200
Intangible assets (See Note 4)	427,800
$700,000

F-13

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 4 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31, 2015
	Gross carrying amount	Accumulated amortization	Net carrying value

Goodwill	$277,800	—	$277,800
Customer list	42,500	(42,500)	—
Technology	1,027,100	(518,300)	508,800
Trade name	54,600	(54,600)	—

	$1,402,000	$(615,400)	$786,600

	December 31, 2014
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(40,000)	$2,500
Technology	805,700	(440,000)	365,700
Trade name	54,600	(51,400)	3,200

	$902,800	$(531,400)	$371,400

The estimated useful lives of the intangible assets range from seven to ten years. Amortization expense, included in selling, general and administrative expenses in the accompanying consolidated statements of operations, was $84,100 and $88,100 for the years ended December 31, 2015 and 2014, respectively.

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	December 31,
	2015	2014

Accrued compensation and related taxes	$579,800	$616,600
Accrued interest	58,800	56,600
Other	250,900	252,500
Total Accrued Liabilities	$889,500	$925,700

F-14

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 6 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	December 31,
	2015	2014

Revenue Recognized	$1,814,300	$168,700
Less: Billings to date	(1,610,300)	(107,600)
Costs and estimated earnings in excess of billings on uncompleted contracts	$204,000	$61,100

Billings to date	$2,273,400	$1,250,900
Revenue recognized	(1,685,500)	(942,400)
Billings in excess of costs and estimated earnings on uncompleted contracts	$587,900	$308,500

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, LLC (“Black Stone”) formed PWS, whereby a total of 1,000,000 membership units were issued, 600,000 membership units to the Company and 400,000 membership units to Black Stone. Fortunato Villamagna, who serves as President of our PWS subsidiary, is a managing member and Chairman of Black Stone. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to Mr. J John Combs III, an officer and shareholder of the Company and Mr. Michael Cardillo, a shareholder of the Company and an officer of a subsidiary. There was no value attributable to the units at the time of the allocation. At December 31, 2014 and 2013 the Company owned 54% of the membership units, Black Stone owned 26% of the membership units, an outside third party 10% of the membership units and two related parties (as noted above), each owned 5% of the membership units.

In August, 2011, we acquired certain intellectual property in regards to waste destruction technology (the “IP”) from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000. We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP. In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from PWS and its affiliates. The term commenced as of the date of the Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter. PWS generated licensing revenues of approximately $118,200 and $69,000 for the years ended December 31, 2015 and 2014, respectively, as such, royalties of $9,400 and $3,500 were due at December 31, 2015 and 2014.

Since its inception through December 31, 2015, we have provided approximately $5.1 million in funding to PWS for working capital and the further development and construction of various prototypes and commercial waste destruction units. No members of PWS have made capital contributions or other funding to PWS other than SEER. The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

F-15

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC, continued

Licensing Agreements

In September 2013, PWS entered into an Exclusive Use License and Joint Operations Agreement ("License Agreement") with Sterall Inc. ("Sterall"). The License Agreement granted Sterall the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial five year term in the State of Florida and renewable for two additional five year terms, for the treatment and/or destruction of any and all regulated medical waste from any sources. The agreement required Sterall to pay a $300,000 License Initiation Fee and in order for Sterall to maintain its exclusive license for the State of Florida, a total of $200,000 was to be paid to PWS by May 23, 2014, regardless of net operating profits of Sterall ("NOP"). During the initial 5-year term, a minimum of $500,000 of total royalty payments to PWS must be made either from NOP or otherwise (in addition to the $300,000 Initial Fee, set forth below), in order for the second-phase five-year term to be exclusive. During the second-phase five-year term, a minimum of $750,000 of royalty must be paid, out of NOP or otherwise, in order for the third phase five-year term to be exclusive. PWS will receive a one-time license initiation fee of $300,000 payable from NOP of Sterall as a priority payment before any other distributions or payouts. Sterall can take delivery of additional CoronaLux™ waste destruction units upon payment of a placement fee per unit of either $168,000 or $207,000 depending upon the size of the unit. The unit placement fees do not include freight, start-up and commissioning costs, which shall be borne by the facility. PWS, at its sole discretion will select the installation, startup and commissioning teams. Sterall has not generated any NOP and has not paid any licensing fees to PWS as required by the License Agreement, including the minimum payments required under the agreement. Black Stone is a minority shareholder of Sterall.

For the year ended December 31, 2014, Sterall ordered a total of six CoronaLux™ units, of which one unit has been delivered, and five units are pending delivery at December 31, 2015. Sterall paid a non-refundable placement fee of $236,300 for the unit delivered in 2014 and has paid a deposit of $330,000 for the five units ordered and a balance of $851,500 is still owed.

On February 22, 2014, SEER and PWS entered into an Agreement with Daniel McAteer & Associates (“DMA”) to develop, permit and exploit the PWS waste destruction technology in Ireland and United Kingdom (“Limited Territory”). The Agreement called for the formation of a Joint Venture to be owned 50% by SEER and 50% by DMA. In accordance with the agreement, DMA was to pay a one-time license fee of $350,000 for an exclusive license for the limited purpose of medical waste destruction in the Limited Territory. On June 10, 2014 Paragon Waste (UK) Ltd (“Paragon UK”, “UK Joint Venture”), was formed in accordance with the laws of Northern Ireland. A total of 300,100 shares were issued upon formation, 100 Ordinary A voting shares were issued, of which PWS received 50 Ordinary A shares and 300,000 Ordinary B non-voting shares were issued. In 2015, the Agreement with DMA was amended to where Paragon UK purchased the CoronaLux™ unit from PWS for $350,000. Operations to date of the Paragon UK Joint Venture have been limited to formation, the delivery of a CoronaLux™ unit with a third party in the United Kingdom and application and permitting efforts with regulatory entities.

On March 4, 2014, PWS entered into a Licensing and Equipment Lease Agreement with eCycling International of South Carolina, LLC (“eCycling”). The License Agreement grants to eCycling the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial term of five years and requires a payment of $176,875 as a non-refundable initial licensing fee and distributions of 50% of net operating profits, as defined in the agreement, in lieu of continuing royalty payments for the use of the licensed technology. As of December 31, 2015, eCycling is still in the process of permitting the unit, and therefore, has not yet generated any NOP. As such, eCycling has made no payments to PWS.

F-16

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC, continued

On November 17, 2014, PWS entered into an Exclusive Licensing and Equipment Lease Agreement, for a limited license territory, with Medical Waste Services, LLC (“MWS”). The License Agreement grants to MWS the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial term of seven years and requires a payment of $225,000 as a non-refundable initial licensing fee and distributions of 50% of net operating profits, as defined in the agreement, in lieu of continuing royalty payments for the use of the licensed technology. PWS and Medical Waste Services, LLC (“MWS”) formed a contractual joint venture to exploit the PWS medical waste destruction technology through the permitting and approved for commercial operations by the South Coast Air Quality Management District (“SCAQMD”) and the California Department of Public Health a CoronaLux™ unit licensed by MWS. Operations to date have included the destruction of medical waste under a temporary operating permit issued by SCAQMD since May 2015 and efforts to obtain a full operating permit from SCAQMD.

In February 2015, PWS entered into a License Agreement with Particle Science Tech of Environmental Protection, Inc (“Particle”) a US subsidiary of Xinhua Energy Environmental Technology Co., Ltd (“Xinhua”), a large multi-national environmental company based in China. The agreement provides for the exclusive rights to distribute PWS’s patented technology in China, Hong Kong, Macau and the Taiwan territories (“Territory”). The grant was for both the medical waste, as well as the refinery vertical markets within the Territory. The Agreement calls for, among other things, the formation of a U.S. joint venture company, (“P&P Company”), to be owned 50/50 by PWS and Particle) and an obligation by Xinhua to fund all necessary and reasonable capital requirements to permit and roll out the PWS technology in the Territory as well as staff and manage the JV Entity’s operations. In 2015, PWS sold a CoronaLux™ unit to Xinhua for $430,500.

Upon the occurrence of certain events and timely performance by Xinhua, a second placement fee of $350,000 is required to be paid and, upon that second payment, it will then be granted exclusive manufacturing rights to produce the units to be deployed in the Territory.

Payments received for non-refundable licensing and placement fees have been recorded as deferred revenue in the accompanying consolidated balance sheets at December 31, 2015 and 2014 and are recognized as revenue ratably over the term of the contract.

NOTE 8 – INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

The Company has a non-controlling interest in several joint ventures, currently three primarily for licensing and operating PWS CoronaLux™ waste destruction units and one for development of hybrid scrubber systems. Two joint ventures have limited their activity to formation only, no other operations have commenced. The following is summary information on the joint ventures that have had some activity in 2015. The Company has no fixed commitment to fund any losses of the operating joint ventures and has no investment basis in any of the joint ventures therefore the Company has suspended the recognition of losses under the equity method of accounting.

PWS-MWS Joint Venture

Revenues	$62,300
Operating cost	49,600
Net income	$12,700
Company’s share of net income	$6,350

Paragon UK Joint Venture

Assets	$555,500
Liabilities	261,700
Net Assets	293,800

Net loss	$155,200
Company’s share of net loss	—
Advances to joint venture	—
Equity in net assets	—

F-17

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 9 - PAYROLL TAXES PAYABLE

In 2009 and 2010, REGS, a subsidiary of the Company, became delinquent for unpaid federal employer and employee payroll taxes, accrued interest and penalties were incurred related to these unpaid payroll taxes.

In or around 2010, REGS retained Washington D.C.-based legal counsel specializing in resolving federal tax matters. REGS has been represented by this firm throughout all phases of this tax matter and related proceedings. In September 2011, REGS received approval from the Internal Revenue Service ("IRS") to begin paying the outstanding federal payroll tax liability plus the related incurred interest and penalties totaling approximately $971,000 in installments (the "Installment Plan"). Under the Installment Plan, REGS was required to pay minimum monthly installments of $12,500 commencing September 2011, which increased to $25,000 per month in September 2012, until the liability was paid in full. Through the duration of the Installment Plan, the IRS continues to charge penalties and interest at statutory rates. If the conditions of the Installment Plan were not met, the IRS could cancel the installment plan and could demand the outstanding liability to be repaid through traditional enforcement proceedings available to the IRS. Additionally, the IRS has filed a notice of federal tax lien against certain of REGS assets in order to secure the obligation. The IRS is to release this lien if and when we pay the full amount due.

Two of the officers of REGS also have liability exposure for a portion of the taxes if REGS does not pay them.

In May 2013, REGS filed an Offer in Compromise ("OIC") with the IRS. While the OIC was under review by the IRS, the requirement to pay $25,000 a month under the Installment Plan was suspended. REGS was informed by its legal counsel that the IRS had accepted REGS’ OIC. However by a letter dated March 27, 2014, REGS was notified that the OIC had been rejected. REGS then appealed that rejections decision. However that appeal has been denied. As a result, the Installment Plan is terminated. In June 2014, REGS received notices of intent to levy property or rights to property from the IRS for the amounts owed for the past due payroll taxes, penalty and interest. The IRS has not taken any current action against REGS and REGS continues to be represented by its legal counsel.

As of December 31, 2015 and 2014, the outstanding balance due to the IRS was $970,500, and $947,700, respectively.

Other than this outstanding payroll tax matter arising in 2009, all state and federal taxes have been paid by REGS in a timely manner.

NOTE 10 – DEBT

In June 2011, we issued an unsecured promissory note to a third party in the amount of $40,000 (the “June 2011 Note”) bearing interest at a rate of 10% per annum and a three year warrant to purchase 13,000 shares of our common stock at an exercise price of $1.00 per share. In addition, a second note payable, to the same third party, in the amount of $25,000 plus $3,000 of accrued interest was also converted into the June 2011 Note, resulting in a new principal balance of $68,000. Principal payments were due beginning November 2011 and the June 2011 Note is in default as of December 31, 2015 and 2014, as no payments have been made to date. We valued the warrant at $170 using the Black-Scholes model and recorded this amount as a debt discount. The debt discount was fully amortized during 2011.

F-18

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 10 – DEBT, continued

The Company entered into a loan agreement evidenced by a convertible secured promissory note with Advanced Technology Materials, Inc. (“ATMI”) on February 14, 2012. The amount of the convertible secured promissory note was $225,000. The loan agreement allows for an additional $225,000 to be borrowed upon meeting certain defined milestones and stipulates the Company provide the lenders, among other things, a security agreement which also identifies the collateral, a development agreement, and use the loan proceeds for projects and transactions contemplated in the term sheet and development agreement. The registration rights agreement has not been executed by the parties to the loan. The note bears interest at 5 percent per annum. The entire loan and/or unpaid balance of the loan and accrued interest can be converted into the Company’s common stock at $0.50 per share at any time at the option of the holder. In December 2014, the promissory note and accrued interest was purchased by two shareholders of the Company from ATMI. In January 2015 the convertible promissory note and accrued interest totaling $257,400 was converted into approximately 514,800 shares on common stock in accordance with the terms on the original convertible note.

Debt as of December 31, 2015 and 2014 was comprised of the following:

	2015	2014
June 2011 Note - In Default	$68,000	$68,000

Convertible note payable, interest at 8% per annum, $400,000 principal payment due December 31, 2016, remaining unpaid principal and interest due August 20, 2018, convertible into common stock at the option of the lenders at a rate of $1.10 per share	1,250,000	—
Debt discount (see Note 13)	(16,600)	—

Note payable dated February 2012, interest at 5% per annum, $112,500 is due December 31, 2014, convertible in whole or in part to common stock at $.50 per share. In January 2015 this promissory note and accrued interest totaling $257,400 was converted into 514,750 shares on common stock in accordance with the terms on the original convertible note. (see Note 13)	—	225,000

Note payable dated October 13, 2015, interest at 8% per annum, payable in 24 monthly installments of principal and interest $4,523, due October 1, 2017. Secured by certain assets of SEM and guaranteed by SEER and MV	92,300	—

Note payable dated October 13, 2015, interest at 8% per annum, payable in 60 monthly installments of principal and interest $4,562, due October 1, 2020. Secured by real estate and other assets of SEM and guaranteed by SEER and MV	218,900	—

Capital lease obligations, secured by certain assets, maturing through March 2019	208,900	130,900
Total notes payable and capital lease obligations	1,821,500	423,900
Less: current portion	(660,100)	(363,000)
Notes payable and capital lease obligations, long-term, including debt discount	$1,161,400	$60,900

Debt maturities as of December 31, 2015 are as follows:

Year:
2016	$660,100
2017	165,800
2018	894,000
2019	57,600
2020	44,000
$1,821,500

F-19

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 10 – DEBT, continued

Future minimum lease payments under capital leases, which include bargain purchase options, are as follows at December 31, 2015:

2016	$117,000
2017	79,000
2018	23,400
2019	8,200
Total minimum lease payments	227,600
Amount representing interest	(18,700)
Present value of lease payments	208,900
Less current portion	(104,800)
Non-current portion	$104,100

In connection with the issuance of convertible debt in 2015 noted above, the Company issued 250,000 warrants as an inducement to enter into the transaction. The warrants exercisable for three years at $1.25 per share were valued at $18,300 using the Black Scholes valuation method.

NOTE 11 – RELATED PARTY TRANSACTIONS NOT DISCLOSED ELSEWHERE

Notes payable, related parties

Notes payable, related parties and accrued interest due to certain related parties as of December 31, 2014 and 2013 are as follows:

	2015	2014

Unsecured note payable dated February 2004, bearing interest at 8% per annum, originally due January 2008; assigned to CEO by a third party in 2010; due June 1, 2016	$5,000	$37,000

Accrued interest	26,800	36,800

	$31,800	$73,800

We believe the stated interest rates on the related party notes payable represent reasonable market rates based on the note payable arrangements we have executed with third parties.

For the year ended December 31, 2014 we had revenues of $442,700 from a customer, Harley Dome, in which our CEO/President was a member of the Board of Directors of Armada Water Assets, Inc, the parent company of Harley Dome until his resignation in September 2014. Black Stone Management Services, LLC, in which Fortunato Villamagna is Chairman and a managing member, is a minority shareholder of Armada Water Assets, Inc. No services were performed in 2015.

In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from PWS and its affiliates. The term shall commence as of the date of this Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter. PWS generated licensing revenues of approximately $118,200 and $69,000 for the years ended December 31, 2015 and 2014, respectively, as such, royalties of $9,400 and $3,500 were due for 2015 and 2014, respectively.

F-20

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 11 – RELATED PARTY TRANSACTIONS, continued

In August 2014, the Company entered into a second Exchange and Acquisition Agreement (“New Technologies Agreement”) with Black Stone for the acquisition of additional intellectual property (“IP”) from Black Stone in exchange for 1,000,000 shares of common stock valued at $1,050,000. In 2015 the Company and Black Stone executed a rescission agreement of the New Technologies Agreement noted above that was effective December 31, 2014. The shares issued by the Company in accordance with the agreement were returned and all acquired IP returned to Black Stone.

In September 2014, the Company entered into an Equity Purchase Agreement ("Equity Agreement") with a third party ("Seller") whereby the Company issued 1,200,000 shares of the Company’s common stock, valued at $1,212,000, in exchange for 22.5 membership interest units, representing 15% ownership interest in Sterall, LLC, a Delaware corporation. In March 2015 the Company and the Seller entered into a revised agreement whereby the 1,200,000 shares issued by the Company would be held by the Seller until the completion of an independent third party valuation. Based on the fair market value of the Purchased Units from the valuation obtained by the Company, an amount of Consideration Shares will be returned to the Company to the extent that the fair market value of the Consideration Shares issued (see below) are greater than the fair market value of the Purchased Units. In no event shall the Company be obligated to issue additional shares as consideration for the Purchased Units. For purposes of this amendment, the fair market value of each Consideration Share will be $0.83333. In the event the parties are unwilling to accept the fair market value of the Purchased Units, as determined by the independent valuation specialist, on or before the Closing Date this Agreement, the transaction covered by this Agreement (the “Contemplated Transaction”) may be rescinded by either Party in writing. Due to the ability of the Company to rescind the shares issued at the commencement of the transaction the shares are considered contingently issuable shares and as such the 1,200,000 share not considered issued and outstanding at December 31, 2015 and 2014. The 15% ownership interest in Sterall is also considered contingently held until the conclusion of this transaction. As of December 31, 2015 an independent appraisal was not performed and the parties are continuing to negotiate an agreement.

In December 2014, PWS, Sterall, Inc and Sterall LLC entered into a Successor-In-Interest Agreement. The Successor-In-Interest Agreement states that Sterall Inc and Sterall LLC are in the process of consolidating their business under Sterall LLC and all agreements between PWS and Sterall Inc shall be binding in all regards Sterall LLC.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

Future commitments under non-cancellable operating leases with terms longer than one year for office and warehouse space as of December 31, 2015 are as follows:

Year
2016	$255,600
2017	261,500
2018	251,200
2019	144,800
2020 and after	270,200
Total	$1,183,200

For the years ended December 31, 2015 and 2014, rent expense was $480,300 and $445,800, respectively.

F-21

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13 – EQUITY TRANSACTIONS

Common Stock – Authorized common stock of the Company consists of 70,000,000 shares of $.001 par value, of which 51,726,316 shares were issued and outstanding at December 31, 2014.

Preferred Stock – Authorized preferred stock consists of 5,000,000 shares of preferred stock, $.001 par value, no shares of preferred stock are issued and outstanding.

2015 Common Stock Transactions

In 2015, we issued 13,100 shares of common stock upon the cashless exercise of 55,500 common stock options.

In 2015, we issued 120,900 shares of common stock upon the cashless exercise of 200,000 common stock warrants.

In January 2015, we issued 514,800 shares of common stock upon the conversion of a note payable and accrued interest totaling $257,400.

2014 Common Stock Transactions

In October 2013, we initiated a private placement (“October 2013 PP”) for the sale of a unit comprised of 70,000 shares of common stock and warrants to acquire 35,000 shares of common stock for $50,000. Each warrant is exercisable for a period of five years at an exercise price of $1.00 per share. A total of 16.5 units (1,155,000 shares) were sold in 2014 for gross proceeds of $825,000 and proceeds net of $49,000 in commission were $776,000. The shares sold in this private placement have piggy-back registration rights.

For the year ended December 31, 2014, the Company issued 1,486,500 shares of common stock upon exercise of common stock warrants, receiving proceeds of $743,800.

In 2014, we issued 700,000 shares of common stock for consulting services valued at $734,000.

In 2014, we issued 472,800 shares of common stock upon the cashless exercise of 796,700 common stock option.

Warrants

In connection with the issuance of convertible debt in 2015 noted above, the Company issued warrants to acquire 250,000 shares of common stock as an inducement to enter into the transaction. The warrants exercisable for three years at $1.25 per share were valued at $18,300 using the Black Scholes valuation method.

In 2015, 200,000 warrants were issued in connection with a consulting agreement, warrants to acquire 100,000 shares of common stock vested immediately in 2015 and the additional warrants to acquire an additional 100,000 shares of common stock will vest in 2016 upon extension of the consulting agreement. The warrants are exercisable at $.77 per share and are exercisable for a period of five years.

In 2014, the Company issued warrants to acquire 475,000 shares of commons stock for services at exercise prices ranging from $1.00 to $1.25, which vest in 2014 and 2015. The warrants expire between October 2019 and June 2020. The warrants were valued at approximately $163,000.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13 – EQUITY TRANSACTIONS, continued

Warrants, continued

A summary of warrant activity for the years ended December 31, 2015 and December 31, 2014 is presented as follows:

	Number of Warrants	Exercise Price
Warrants Outstanding at January 1, 2014	10,506,430	$.40 to $1.00
Issued	1,052,500	$1.00 to $1.25
Exercised	(1,386,500)	$.50
Forfeited/expired/canceled	(558,000)	$.50 to $1.00
Warrants Outstanding at January 1, 2015	9,614,430	$.40 to $1.25
Issued	450,000	$.77 to $1.25
Exercised	(200,000)	$.40
Forfeited/expired/canceled	(25,000)	$.50
Warrants Outstanding at December 31, 2015	9,839,430	$.50 to $1.25

NOTE 14 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

Except as noted below, we do not have a qualified stock option plan, but have issued stock purchase warrants and stock options on a discretionary basis to employees, directors, service providers, private placement participants and outside consultants.

On November 6, 2013, the Board of Directors of the Company adopted the 2013 Equity Incentive Plan (the “2013 Plan”) and directed that it be presented to the shareholders for their adoption and approval. The 2013 Plan was not approved by the shareholders of the Company and on December 1, 2014 The Board of Directors terminated the Plan. No shares were ever issued pursuant to the 2013 Plan.

The Company utilizes ASC 718, Stock Compensation, related to accounting for share-based payments and, accordingly, records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards. The Black Scholes option pricing model was used to estimate the fair value of the options granted. This option pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate, and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities. The Company applied the simplified method to determine the expected term of grants. The risk free interest rate is based on or approximates the U.S. Treasury yield curve in effect at the time of the grant.

Stock compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award. The Company accounts for stock options as equity awards.

Share-based compensation expense recognized in the statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recognizes the expense or benefit from the effect of adjusting the estimated forfeiture rate in the period that the forfeiture estimate changes.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 14 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN, continued

The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014

Risk-free interest rate	1.56-1.64%	1.52-1.7%
Expected volatility	42.69-45.79%	42.11-45.8%
Expected life (in years)	4	3-4
Dividend rate	0	0
Weighted-average estimated fair value per award	$.32	$.51

For the years ended December 31, 2015 and 2014, we recorded stock-based compensation awarded to employees of $117,200 and $169,700, respectively, which is included in selling, general and administrative expense in our consolidated statements of operations.

A summary of stock option activity for the year ended December 31, 2015 is presented as follows:

	Number Of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value

Outstanding at January 1, 2015	2,027,400	$.72	2.6 years	$.23
Granted	75,000	$.87		$.32
Exercised	(55,500)	$.50		$.05
Forfeited/expired/canceled	(1,011,900)	$.55		$.07
Outstanding at December 31, 2015	1,035,000	$.91	3.3 years	$.40
Vested and exercisable at December 31, 2015	776,055	$.91	.52 years	$.30

A summary of stock option activity for the year ended December 31, 2014 is presented as follows:

	Number Of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value

Outstanding at January 1, 2014	2,291,100	$.57	2.1 years	$.08
Granted	720,000	$1.02		$.51
Exercised	(796,700)	$.50		—
Forfeited/expired/canceled	(187,000)	$.50		—
Outstanding at December 31, 2014	2,027,400	$.72	2.6 years	$.23
Vested and exercisable at December 31, 2014	1,489,065	$.64	1.9 years	$.16

As of December 31, 2015, there was approximately $136,700 of total unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted-average period of approximately three years.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 14 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

Employee Benefit Plan

We have a defined contribution 401(k) plan that covers substantially all employees. Additionally, at the discretion of management, we may make contributions to eligible participants, as defined. During the years ended December 31, 2015 and 2014, we made contributions of approximately $55,400 and $54,600, respectively.

NOTE 15 – NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares. Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive. For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years. Accordingly, basic shares equal diluted shares for all years presented.

Potentially dilutive securities were comprised of the following:

	December 31,
	2015	2014
Warrants	9,839,430	9,614,430
Options	1,035,000	2,027,400
Convertible notes payable, including accrued interest	1,136,364	514,750
Contingently issuable shares, Sterall LLC	1,200,000	1,200,000
	13,210,794	13,356,580

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 16 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS

The Company currently has identified four segments as follows:

REGS	Industrial Cleaning
TCC	Rail Car Cleaning
MV & SEM	Environmental Solutions
PWS	Solid Waste

Reach is not currently operating but when operations commence would be part of the Environmental Solutions segment.

The composition of our reportable segments is consistent with that used by our chief operating decision maker to evaluate performance and allocate resources. All of our operations are located in the U.S. We have not allocated corporate selling, general and administrative expenses, interest expense, depreciation and amortization and stock-based compensation to the segments. All intercompany transactions have been eliminated.

Segment information as of December 31, 2015 and 2014 and for the years then ended is as follows:

2015	Industrial Cleaning	Railcar Cleaning	Environmental Solutions	Solid Waste	Corporate	Total

Revenue	$5,328,300	$3,018,000	$3,233,900	$1,064,700	$—	$12,644,900
Depreciation and amortization (1)	331,900	34,700	141,400	118,600	89,600	716,200
Interest expense	37,800	6,600	4,900	600	43,400	93,300
Stock-based compensation	—	—	—	—	307,800	307,800
Net income (loss)	139,800	248,400	(477,500)	(1,160,700)	(2,173,600)	(3,423,600)
Capital expenditures (cash and noncash)	345,900	45,000	312,000	185,100	81,600	969,600
Goodwill	—	—	227,800	—	—	227,800
Total assets	$1,748,000	$622,100	$1,643,200	$3,027,800	$408 300	$7,449,400

2014	Industrial Cleaning	Railcar Cleaning	Environmental Solutions	Solid Waste	Corporate	Total

Revenue	$10,221,200	$2,665,200	$4,302,500	$109,000	—	$17,297,900
Depreciation and amortization (1)	$238,700	$22,100	$130,600	$63,300	$39,800	$494,500
Interest expense	$38,100	$20,000	$5,100	$900	$13,700	$77,800
Stock-based compensation	—	—	—	—	$994,500	$994,500
Net income (loss)	$2,537,500	$216,100	$46,200	$(941,200)	$(2,584,500)	$(726,000)
Capital expenditures (cash and noncash)	$353,300	$34,600	$88,900	$2,777,400	$238,300	$3,492,500
Total assets	$2,541,900	$688,300	$1,671,200	$3,468,300	$627,400	$8,997,100

(1)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles

Customer Concentrations by Segment

Industrial Cleaning

For the year ended December 31, 2015 we had one customer with sales in excess of 10% of industrial cleaning segment revenue and combined were 84% of segment revenues. For the year ended December 31, 2014, we had two customers with sales in excess of 10% of industrial cleaning segment revenue and combined were 86% of segment revenues.

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STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 16 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS

Railcar Cleaning

For the year ended December 31, 2015 we had one customer with sales in excess of 10% of railcar cleaning segment revenue and that customer was 21% of segment revenues. For the year ended December 31, 2014 there were no customers with sales in excess of 10% of railcar cleaning segment revenues.

Environmental Solutions

For the year end December 31, 2015 we had three customers with sales in excess of 10% of environmental solutions segment revenue and combined were 56% of segment revenues. For the year end December 31, 2014 we had three customers with sales in excess of 10% of environmental solutions segment revenue and combined were 44% of segment revenues.

NOTE 17 - INCOME TAXES

As of December 31, 2014, we estimate we will have net operating loss carryforwards available to offset future federal income tax of approximately $6 million. These carryforwards will expire between the years 2028 through 2031. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Events that may cause changes in the our tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Therefore, the amount available to offset future taxable income may be limited. We carry a deferred tax valuation allowance equal to 100% of total deferred assets. In recording this allowance, we have considered a number of factors, but chiefly, our operating losses from inception. We have concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

Deferred tax assets were comprised of the following as of December 31, 2015 and 2014:

	2015	2014

Allowance for doubtful accounts	$88,000	$102,000
Accrued expenses	160,000	157,000
Current deferred tax asset	248,000	259,000

Intangible and fixed assets	(324,000)	(550,000)
NOL carryforward	3,600,000	2,600,000
Long-term deferred tax asset	3,276,000	2,050,000

Total deferred tax asset	3,524,000	2,309,000
Less valuation allowance	(3,524,000)	(2,309,000)

Net deferred tax asset	$—	$—

The benefit for income taxes differed from the amount computed using the U.S. federal income tax rate of 34% for December 31, 2015 and 2014 as follows:

	2015	2014

Income tax benefit (federal and state)	$972,000	$97,000
Non-deductible items	(175,000)	(320,000)
State and other benefits included in valuation	418,000	(138,000)
Change in valuation allowance	(1,215,000)	361,000
Income tax benefit	$—	$—

F-27

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 18 – ENVIRONMENTAL COMPLIANCE

Significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund Act”, the Clean Air Act, the Clean Water Act and the Toxic Substances Control Act (“TSCA”).

Pursuant to the EPA’s authorization of the RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities. Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Our facilities are also subject to local siting, zoning and land use restrictions. We believe we are in substantial compliance with all federal, state and local laws regulating our business.

NOTE 19 - SUBSEQUENT EVENTS

On February 12, 2016, our industrial services company, REGS, was notified by its single largest customer that effective April 1, 2016 REGS would no longer be providing routine maintenance services but still would be eligible to bid on other industrial cleaning services. The projected reduction of revenue from this customer is estimated to be between $2.5 and $3 million annually.

During the period January 1, 2016 to March 31, 2016 the Company raised $325,000 from the sale 650,000 shares of common stock.

F-28